EXHIBIT 21

CHINA BIOLOGIC PRODUCTS, INC.
SUBSIDIARIES OF REGISTRANT

China Biologic Products, Inc. is the parent. The subsidiaries of China Biologic Products, Inc. as of December 31, 2010 are as follows:

	Jurisdiction of	Ownership Interest
Name	Incorporation or	Held By Its
	Organization	Immediate Parent
Logic Express Ltd.	BVI	100.0%
Logic Holdings (Hong Kong) Ltd.	HK	100.0%
Logic Taibang Biological Institute Beijing	Beijing PRC	100.0%
Logic Mangement Consulting (China) Co., Ltd.	Shandong PRC	100.0%
Shandong Taibang Biological Products Co., Ltd.	Shandong PRC	82.80%
Xia Jin Plasma Co., Ltd	Shandong PRC	82.76%
Qi He Plasma Co., Ltd	Shandong PRC	82.76%
Zhang Qiu Plasma Co., Ltd	Shandong PRC	82.76%
He Ze Plasma Co., Ltd	Shandong PRC	82.76%
Yang Gu Plasma Co., Ltd	Shandong PRC	82.76%
Yun Cheng Zi Guang Biological Science Co., Ltd	Shandong PRC	82.76%
Pu Bei Plasma Co., Ltd	Shandong PRC	82.76%
NingYang Plasma Co., Ltd	Shandong PRC	82.76%
Yi Shui Plasma Co., Ltd	Shandong PRC	82.76%
Shandong Taibang Medical Co., Ltd	Shandong PRC	100.0%
Huan Jiang Plasma Co., Ltd	Guangxi PRC	82.76%
Fang Cheng Plasma Co., Ltd	Guangxi PRC	82.76%
Xi'an Huitian Blood Products Co., Ltd	Shanxi PRC	35.0%
Baishui Huitian Plasma Co., Ltd	Shanxi PRC	35.0%
Fuping Huitian Plasma Co., Ltd	Shanxi PRC	35.0%
Ankang Hanbing Huitian Yongdong Plasma Co., Ltd	Shanxi PRC	28.0%
Guiyang Dalin Biologic Technology Co., Ltd.	Guizhou PRC	90.0%
Guizhou Taibang Biological Products Co., Ltd	Guizhou PRC	48.6%
Qianfeng Biological Science Co., Ltd	Guizhou PRC	48.6%
Guizhou Taibang Renyuan Bio-Material Co., Ltd	Guizhou PRC	12.15%
Puding Taibang Plasma Co., Ltd	Guizhou PRC	38.9%
Weining Taibang Plasma Co., Ltd	Guizhou PRC	38.9%
Nayong Taibang Plasma Co., Ltd	Guizhou PRC	38.9%
Huangping Taibang Plasma Co., Ltd	Guizhou PRC	38.9%
Zhenyuan Taibang Plasma Co., Ltd	Guizhou PRC	38.9%
Sansui Taibang Plasma Co., Ltd	Guizhou PRC	38.9%
Danzhai Taibang Plasma Co., Ltd	Guizhou PRC	38.9%